Exhibit 99.1

The Howard Hughes Corporation® Reports Full-Year and Fourth Quarter 2020 Results
Strong full-year results position HHC for accelerated growth with robust residential land sales, delivery of six new Operating Assets and continued momentum in Ward Village with over 300 units sold or contracted in 2020

The Woodlands, TX, February 25, 2021 – The Howard Hughes Corporation® (NYSE: HHC) (the “Company,” “HHC” or “we”) announced today operating results for the year and fourth quarter ended December 31, 2020. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further details of these results.

“This past year highlights the exceptional quality and the resiliency of HHC’s irreplaceable assets and our business model along with the incredible dedication of our people. It was a year that despite the world-wide pandemic, we exceeded our pre-COVID estimate for residential land sales, had the fastest-selling condo project since we opened Ward Village, saw our retail rent collections bounce back from their lows and saw home sales increase from prior year levels across our portfolio. In addition, we took steps to fortify and diversify our balance sheet which has left us positioned to accelerate strategic development across our core assets where we continue to see strong demand,” said David O’Reilly, Chief Executive Officer and Interim Chief Financial Officer.

“The strength of the fourth quarter is evidenced by the performance of our MPCs which generated $86 million in earnings before tax (EBT)(1), propelling our full-year MPC EBT to $209 million. Underlying new home sales—a leading indicator for our future land sales—grew 10% in 2020 compared to full-year 2019 results, giving us confidence that the velocity of land sales will extend into 2021. These results are supported by the continuing trend of migration to low-cost, low-tax states and are a testament to the exceptional quality of our walkable, amenity-rich communities.

“During the year, we delivered two office assets and a standalone restaurant spanning 1.7 million square feet and three multi-family assets totaling 931 units. At stabilization, these assets will generate $40 million in net operating income (NOI)(1). The pace of lease-up of our newly completed assets, combined with our strong balance sheet, helped drive our decision to announce approximately 2 million square feet of new developments to be launched in 2021 that will continue to grow our recurring income and unlock value in our commercial land.

“With a total of 302 condo units sold or under contract in 2020, Ward Village continues to demonstrate its market resiliency as the desire to live in this sought-after community remains high. Victoria Place—the fastest-selling tower to date at Ward Village—contracted 268 units during the year and is already 77% presold—a tremendous pace given that we only launched presales in December 2019 and a significant amount of these sales were completed virtually due to travel restrictions.

“Capitalizing on last quarter’s successful launch of The Greens at the Seaport, we transformed the summer’s mini green lawns on the rooftop of Pier 17 into socially-distanced winterized cabins offering seasonal dishes and festive cocktails. This concept continued to generate strong demand from local New Yorkers with nearly 39,000 guests served and had an average daily waitlist of 5,000 people. Despite construction delays earlier in the year as a result of COVID-19, we are steadily making progress at the Tin Building with the new Jean-Georges marketplace and we anticipate completion in the fourth quarter of 2021, featuring enhanced mobile ordering and delivery capabilities responding to New York City’s strong appetite for high-quality home delivery of groceries and prepared meals.

“We have largely completed our Transformation Plan and are focused squarely on the acceleration of development opportunities within our master planned communities in response to growing market demand. Our decentralization efforts and corporate overhead reductions are substantially complete. Our annualized fourth quarter general and administrative expense, excluding one-time charges, represents a savings of approximately $40 million compared to our full-year 2019 general and administrative expense. We’ve made progress on our sale of non-core assets and only have a few dispositions remaining. Our balance sheet is strong, and we are ideally positioned for growth across our portfolio. Our new leadership is committed to seeking out the most advantageous opportunities within our MPCs that increase our net asset value and achieve the highest risk-adjusted returns.”

Full-Year Highlights

Total Company
–Net income attributable to common stockholders decreased to a loss of $26.2 million, or $(0.50) per diluted share, for the year ended December 31, 2020, compared to income of $74.0 million, or $1.71 per diluted share, for the year ended December 31, 2019.
–As of December 31, 2020, we had $1.0 billion of cash and cash equivalents and available capacity of $185.0 million on the revolver portion of our credit facilities. In 2020, we strengthened our balance sheet and enhanced liquidity through the following:
–Completed an equity offering of common stock resulting in the issuance of 12,270,900 shares and receipt of $593.6 million in net proceeds.
–Issued $750 million in senior notes due August 2028 and used the net proceeds from the debt issuance, together with cash on hand, for the repayment of existing indebtedness of approximately $807.9 million in order to extend the average maturity date of our indebtedness.
–Completed the sale of four non-core assets during the year, which generated a total of $102.3 million in net proceeds.
–Obtained $400.2 million of new construction financings and $177.0 million in other financings.
–On February 2, 2021, we issued $650 million in 4.125% senior notes due 2029 and $650 million in 4.375% senior notes due 2031 and intend to repurchase all of our $1 billion 5.375% senior notes due 2025 and repay all of the approximately $280 million outstanding under our loans for 1201 Lake Robbins and The Woodlands Warehouse maturing June 2021. On February 2, 2021, we repurchased $512.5 million of our $1 billion 5.375% senior notes and intend to repurchase the remainder of these notes on March 15, 2021.

Operating Assets
–From the start of the second quarter through year end, we have collected 96.7% of our office portfolio billings, 97.8% of our multi-family portfolio billings and 83.8% of our other portfolio billings. As a result of the phased reopenings and rent deferrals, collections of our retail portfolio billings increased from 49.7% for the three months ended June 2020, to 72.6% for three months ended December 31, 2020.
–Operating Assets NOI, including our share of NOI from equity investments, decreased by 11% to $190.0 million for the year ended December 31, 2020, compared to $214.3 million for the prior year period. The decrease in NOI was primarily due to rent deferrals and collection reserves related to our retail properties, declines in occupancy at our recently reopened hospitality properties and cancellation of the Las Vegas Aviators 2020 baseball season, all as a result of the COVID-19 pandemic. These decreases were partially offset by new office and multi-family properties placed in service during 2020 and at the end of 2019.
–Retail asset NOI increased 44.2% quarter over quarter from $6.9 million for the three months ended September 30, 2020, to $10.0 million for the three months ended December 31, 2020, primarily as a result of increased collections and the positive impact of the holiday season in the fourth quarter.
–We continue to see strong demand for our newly completed multi-family assets, which have leased at or above our expectations.

MPC
–MPC segment EBT of $209.4 million exceeded pre-COVID expectations for the year ended December 31, 2020. While this represents a decrease of $54.4 million compared to EBT of $263.8 million in 2019 primarily due to the acceleration of super pad sales into 2019 as a result of increased demand from homebuilders and homebuyers, the 2020 EBT results demonstrate growth as compared to $208.9 million in 2018 and $196.7 million in 2017.
–New home sales, a leading indicator of future land sales, increased by 80.2% at The Woodlands Hills, 18.1% at Bridgeland and 8.1% at Summerlin.

Strategic Developments
–Despite the impacts of the COVID-19 pandemic, we experienced a strong year of condominium unit sales in Ward Village, evidenced by the 302 condominium units we contracted to sell during 2020. Victoria Place, our newest project that began public pre-sales in December 2019, accounted for 268 of the units contracted during the year and was 76.8% presold as of December 31, 2020.
–Subsequent to year end, we closed on 4 units at Waiea and 1 unit at Anaha, totaling $35.2 million in net revenue.

Seaport District
–Seaport District NOI decreased $1.5 million to a loss of $16.5 million for the year ended December 31, 2020, compared to the prior year period, primarily due to business closures and cancellation of events related to the COVID-19 pandemic. Multiple changes were made at the Seaport as a result of COVID-19 including expanded outdoor seating at our restaurants, updates to the Tin Building’s e-commerce strategy to include grocery and restaurant delivery and the launch of The Greens, which replaced the canceled summer concert series.
–Total NOI losses from the Seaport District segment, including our share of NOI from equity investments, were reduced by 48.9% to $3.0 million for the three months ended December 31, 2020, compared to $6.2 million for the three months ended September 30, 2020, primarily due to increased operations and sponsorship revenue recognized in the fourth quarter as a result of reopenings and cost control.
–In the Fall of 2021, we expect to launch The Lawn Club, a new concept that will transform 20,000 square feet of the Fulton Market Building into an immersive indoor/outdoor experience which includes a massive expanse of indoor grass, a stylish clubhouse bar and a wide variety of lawn games.

We are primarily focused on creating shareholder value by increasing our per share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Year Ended December 31,				Three Months Ended December 31,
$ in thousands	2020	2019	Change	% Change	2020	2019	Change	% Change
Operating Assets NOI (1)
Office	$114,303	$83,559	$30,744	37%	$28,205	$21,641	$6,564	30%
Retail	40,019	62,568	(22,549)	(36)%	9,998	14,612	(4,614)	(32)%
Multi-family	18,798	18,062	736	4%	6,512	4,336	2,176	50%
Hospitality	2,927	28,843	(25,916)	(90)%	(236)	5,424	(5,660)	(104)%
Other	2,528	10,374	(7,846)	(76)%	1,271	(788)	2,059	(261)%
Company's share NOI (a)	11,474	10,943	531	5%	1,362	2,123	(761)	(36)%
Total Operating Assets NOI (b)	$190,049	$214,349	$(24,300)	(11)%	$47,112	$47,348	$(236)	—%

Projected stabilized NOI Operating Assets ($ in millions)	$364.8	$367.3	$(2.5)	(1)%

MPC
Acres Sold - Residential	378	571	(193)	(34)%	160	234	(74)	(32)%
Acres Sold - Commercial	17	—	17	—%	—	—	—	—%
Price Per Acre - Residential	$572	$571	$1	—%	$614	$610	$4	1%
Price Per Acre - Commercial	$130	$—	$130	—%	$—	$—	$—	—%
MPC EBT (1)	$209,423	$263,841	$(54,418)	(21)%	$86,495	$113,973	$(27,478)	(24)%

Seaport District NOI (1)
Historic District & Pier 17 - Landlord	$(8,526)	$(8,147)	$(379)	(5)%	$(3,032)	$(2,991)	$(41)	(1)%
Multi-family	290	394	(104)	(26)%	30	91	(61)	(67)%
Hospitality	(12)	41	(53)	(129)%	—	—	—	100%
Historic District & Pier 17 - Managed Businesses	(5,638)	(7,172)	1,534	21%	(645)	(2,752)	2,107	77%
Events, Sponsorships & Catering Business	(2,588)	(136)	(2,452)	1,803%	602	400	202	51%
Company's share NOI (a)	(911)	(710)	(201)	28%	(124)	(325)	201	62%
Total Seaport District NOI	$(17,385)	$(15,730)	$(1,655)	11%	$(3,169)	$(5,577)	$2,408	(43)%

Strategic Developments
Condominium units contracted to sell (c)	36	108	(72)	(67)%	9	26	(17)	(65)%
(a)Includes Company’s share of NOI from non-consolidated assets
(b)Excludes properties sold or in redevelopment
(c)Includes units at our buildings that are open or under construction as of December 31, 2020. Excludes two purchaser defaults at Kō'ula in the second quarter of 2020. Also excludes 268 units sold at Victoria Place since construction has not yet commenced.

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport District in New York; Downtown Columbia®, Maryland; The Woodlands®, The Woodlands Hills®, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; and Ward Village® in Honolulu, Hawai‘i. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative place making, the Company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information visit www.howardhughes.com.

The Howard Hughes Corporation has partnered with Say, the fintech startup reimagining shareholder communications, to allow investors to submit and upvote questions they would like to see addressed on the Company’s fourth quarter earnings call. Say verifies all shareholder positions and provides permission to participate on the February 26, 2021 call, during which the Company’s leadership will be answering top questions. Utilizing the Say platform, The Howard Hughes Corporation elevates its capabilities for responding to Company shareholders, making its investor relations Q&A more transparent and engaging.

The Howard Hughes Corporation will host its investor conference call on Friday, February 26, 2021, at 9:00 a.m Central Standard Time (10:00 a.m. Eastern Standard Time) to discuss fourth quarter 2020 results. To participate, please dial 1-877-883-0383 within the U.S., 1-877-885-0477 within Canada, or 1-412-902-6506 when dialing internationally. All participants should dial in at least five minutes prior to the scheduled start time, using 0300450 as the passcode. In addition to dial-in options, institutional and retail shareholders can participate by going to app.saytechnologies.com/howardhughes. Shareholders can email hello@saytechnologies.com for any support inquiries.

Safe Harbor Statement

We may make forward-looking statements in this press release and in other reports and presentations that we file or furnish with the Securities and Exchange Commission (the “SEC”). In addition, our management may make forward-looking statements orally to analysts, investors, creditors, the media and others. Forward- looking statements should not be relied upon. They give our expectations about the future and are not guarantees.

These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:
–the near and long-term impact of the COVID-19 pandemic
–our inability to obtain operating and development capital, including our inability to obtain or refinance debt capital from lenders and the capital markets
–a prolonged recession in the national economy and adverse economic conditions in the homebuilding, condominium development, retail, office and hospitality sectors
–our inability to compete effectively
–the successful transition of our new executive officers
–our ability to execute the Transformation Plan, including the successful sale of our non-core assets
–natural disasters, terrorist activity, acts of violence, breaches of our data security, contamination of our properties by hazardous or toxic substances, or other similar disruptions, as well as losses that are not insured or exceed the applicable insurance limits
–our ability to lease new or redeveloped space
–our ability to obtain the necessary governmental permits for the development of our properties and necessary regulatory approvals pursuant to an extensive entitlement process involving multiple and overlapping regulatory jurisdictions, which often require discretionary action by local governments
–increased construction costs exceeding our original estimates, delays or overruns, claims for construction defects, or other factors affecting our ability to develop, redevelop or construct our properties
–regulation of the portion of our business that is dedicated to the formation and sale of condominiums, including regulatory filings to state agencies, additional entitlement processes and requirements to transfer control to a condominium association’s board of directors in certain situations, as well as defaults by purchasers on their obligations to purchase condominiums
–fluctuations in regional and local economies, the residential housing and condominium markets, local real estate conditions, tenant rental rates and competition from competing retail properties and the internet
–our indebtedness, including certain restrictions related to our indebtedness that may limit our ability to operate our business
–our ability to retain key executive personnel
–our ability to collect rent, attract tenants and customers to our hotels
–our directors’ involvement or interests in other businesses, including real estate activities and investments
–our inability to control certain of our properties due to the joint ownership of such property and our inability to successfully attract desirable strategic partners
–catastrophic events or geo-political conditions, such as the COVID-19 pandemic, that may disrupt our business

For more information about risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our Annual Report on Form 10-K, copies of which may be obtained on our Investor Relations website at investor.howardhughes.com. Any factor could, by itself, or together with one or more other factors, adversely affect our business, results of operations, plans, objectives, future performance or financial condition. There may be other factors currently unknown to us that we have not described in our Annual Report or other SEC filings that could cause results to differ from our expectations. These forward-looking statements present our estimates and assumptions as of the date of this press release. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

Our Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is Net operating income (“NOI”). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

Media Contact
The Howard Hughes Corporation
Cristina Carlson, 646-822-6910
Vice President, Corporate Communications & Public Relations
cristina.carlson@howardhughes.com

Investor Relations
The Howard Hughes Corporation
David M. Striph, 281-929-7772
Executive Vice President, Head of Operations & Investor Relations
david.striph@howardhughes.com

David R. O’Reilly, 972-392-6236
Chief Executive Officer & Interim Chief Financial Officer
david.o'reilly@howardhughes.com

THE HOWARD HUGHES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Year Ended December 31,		Three Months Ended December 31,
thousands except per share amounts	2020	2019	2020	2019
REVENUES
Condominium rights and unit sales	$1,143	$448,940	$958	$5,009
Master Planned Communities land sales	233,044	330,146	96,991	153,145
Rental revenue	323,182	278,806	81,660	72,638
Other land, rental and property revenues	105,048	206,966	22,956	41,912
Builder price participation	37,072	35,681	11,136	11,457
Total revenues	699,489	1,300,539	213,701	284,161

EXPENSES
Condominium rights and unit cost of sales	108,229	369,759	2,893	4,435
Master Planned Communities cost of sales	101,505	141,852	42,945	63,724
Operating costs	226,791	294,486	58,028	72,957
Rental property real estate taxes	52,815	36,861	8,590	8,276
Provision for (recovery of) doubtful accounts	6,009	(414)	1,055	(219)
Demolition costs	—	855	—	118
Development-related marketing costs	8,166	23,067	1,625	6,193
General and administrative	109,402	162,506	24,647	70,184
Depreciation and amortization	217,467	155,798	56,472	40,656
Total expenses	830,384	1,184,770	196,255	266,324

OTHER
Provision for impairment	(48,738)	—	—	—
Gain (loss) on sale or disposal of real estate and other assets, net	59,942	22,362	13,710	(1,689)
Other income (loss), net	130	12,179	923	381
Total other	11,334	34,541	14,633	(1,308)

Operating income (loss)	(119,561)	150,310	32,079	16,529

Selling profit from sales-type leases	—	13,537	—	—
Interest income	2,368	9,797	460	2,101
Interest expense	(132,257)	(105,374)	(33,540)	(29,016)
Gain (loss) on extinguishment of debt	(13,169)	4,641	(3)	4,641
Equity in earnings (losses) from real estate and other affiliates	271,099	30,629	1,464	9,782
Income (loss) before income taxes	8,480	103,540	460	4,037
Income tax expense (benefit)	11,653	29,245	8,450	5,038
Net income (loss)	(3,173)	74,295	(7,990)	(1,001)
Net (income) loss attributable to noncontrolling interests	(22,981)	(339)	1,344	(99)
Net income (loss) attributable to common stockholders	$(26,154)	$73,956	$(6,646)	$(1,100)

Basic income (loss) per share	$(0.50)	$1.71	$(0.12)	$(0.03)
Diluted income (loss) per share	$(0.50)	$1.71	$(0.12)	$(0.03)

THE HOWARD HUGHES CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED

	December 31,
thousands except par values and share amounts	2020	2019
ASSETS
Investment in real estate:
Master Planned Communities assets	$1,687,519	$1,655,674
Buildings and equipment	4,115,493	3,813,595
Less: accumulated depreciation	(634,064)	(507,933)
Land	363,447	353,022
Developments	1,152,674	1,445,997
Net property and equipment	6,685,069	6,760,355
Investment in real estate and other affiliates	377,145	121,757
Net investment in real estate	7,062,214	6,882,112
Net investment in lease receivable	2,926	79166
Cash and cash equivalents	1,014,686	422,857
Restricted cash	228,311	197,278
Accounts receivable, net	7,437	12,279
Municipal Utility District receivables, net	314,394	280,742
Notes receivable, net	622	36,379
Deferred expenses, net	112,097	133,182
Operating lease right-of-use assets, net	56,255	69398
Prepaid expenses and other assets, net	341,390	300,373
Total assets	$9,140,332	$8,413,766

LIABILITIES
Mortgages, notes and loans payable, net	$4,287,369	$4,096,470
Operating lease obligations	68,929	70,413
Deferred tax liabilities	187,639	180,748
Accounts payable and accrued expenses	852,258	733,147
Total liabilities	5,396,195	5,080,778

Redeemable noncontrolling interest	29,114	—

EQUITY
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 56,042,814 issued and 54,972,256 outstanding as of December 31, 2020, and 43,635,893 shares issued and 42,585,633 outstanding as of December 31, 2019	562	437
Additional paid-in capital	3,947,278	3,343,983
Accumulated deficit	(72,556)	(46,385)
Accumulated other comprehensive loss	(38,590)	(29,372)
Treasury stock, at cost, 1,070,558 and 1,050,260 shares as of December 31, 2020 and 2019	(122,091)	(120,530)
Total stockholders' equity	3,714,603	3,148,133
Noncontrolling interests	420	184,855
Total equity	3,715,023	3,332,988
Total liabilities and equity	$9,140,332	$8,413,766

Appendix – Reconciliation of Non-GAAP Measures

For the Year and Three Months Ended December 31, 2020 and 2019

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

As a result of our four segments, Operating Assets, Master Planned Communities (“MPC”), Seaport District and Strategic Developments, being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is earnings before tax (“EBT”). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, segment EBT should not be considered as an alternative to GAAP net income.

	Year Ended December 31,			Three Months Ended December 31,
thousands	2020	2019	$ Change	2020	2019	$ Change
Operating Assets Segment EBT
Total revenues (a)	$372,057	$400,131	$(28,074)	$91,856	$94,736	$(2,880)
Total operating expenses (b)	(185,480)	(187,322)	1,842	(43,428)	(47,733)	4,305
Segment operating income (loss)	186,577	212,809	(26,232)	48,428	47,003	1,425
Depreciation and amortization	(162,324)	(115,499)	(46,825)	(46,845)	(30,609)	(16,236)
Interest income (expense), net	(91,411)	(81,029)	(10,382)	(21,070)	(20,334)	(736)
Other income (loss), net	540	1,142	(602)	390	(44)	434
Equity in earnings (losses) from real estate and other affiliates	(7,366)	3,672	(11,038)	(13,197)	477	(13,674)
Gain (loss) on sale or disposal of real estate and other assets, net	38,232	—	38,232	—	—	—
Selling profit from sales-type leases	—	13,537	(13,537)	—	—	—
Gain (loss) on extinguishment of debt	(1,521)	—	(1,521)	—	—	—
Provision for impairment	(48,738)	—	(48,738)	—	—	—
Operating Assets segment EBT	(86,011)	34,632	(120,643)	(32,294)	(3,507)	(28,787)

Master Planned Communities Segment EBT
Total revenues	283,953	386,781	(102,828)	112,436	170,739	(58,303)
Total operating expenses	(128,597)	(183,472)	54,875	(49,846)	(73,796)	23,950
Segment operating income (loss)	155,356	203,309	(47,953)	62,590	96,943	(34,353)
Depreciation and amortization	(365)	(424)	59	(92)	(90)	(2)
Interest income (expense), net	36,587	32,019	4,568	10,554	7,643	2,911
Other income (loss), net	—	601	(601)	—	—	—
Equity in earnings (losses) from real estate and other affiliates	17,845	28,336	(10,491)	13,442	9,477	3,965
MPC segment EBT	209,423	263,841	(54,418)	86,494	113,973	(27,479)

	Year Ended December 31,			Three Months Ended December 31,
thousands	2020	2019	$ Change	2020	2019	$ Change
Seaport District Segment EBT
Total revenues	23,814	55,645	(31,831)	7,644	12,594	(4,950)
Total operating expenses	(46,112)	(77,872)	31,760	(11,815)	(18,137)	6,322
Segment operating income (loss)	(22,298)	(22,227)	(71)	(4,171)	(5,543)	1,372
Depreciation and amortization	(41,602)	(26,381)	(15,221)	(6,777)	(6,668)	(109)
Interest income (expense), net	(12,512)	(12,865)	353	(22)	(4,425)	4,403
Other income (loss), net	(2,616)	(22)	(2,594)	(429)	125	(554)
Equity in earnings (losses) from real estate and other affiliates	(9,292)	(2,592)	(6,700)	(328)	(804)	476
Gain (loss) on sale or disposal of real estate and other assets, net	—	(6)	6	—	—	—
Gain (loss) on extinguishment of debt	(11,648)	4,851	(16,499)	(3)	4,851	(4,854)
Seaport District segment EBT	(99,968)	(59,242)	(40,726)	(11,730)	(12,464)	734

Strategic Developments Segment EBT
Total revenues	19,407	457,948	(438,541)	1,658	6,075	(4,417)
Total operating expenses	(135,160)	(391,848)	256,688	(8,422)	(9,507)	1,085
Segment operating income (loss)	(115,753)	66,100	(181,853)	(6,764)	(3,432)	(3,332)
Depreciation and amortization	(6,545)	(5,473)	(1,072)	(1,491)	(1,087)	(404)
Interest income (expense), net	6,312	11,321	(5,009)	1,403	1,822	(419)
Other income (loss), net	2,165	831	1,334	738	167	571
Equity in earnings (losses) from real estate and other affiliates	269,912	1,213	268,699	1,547	632	915
Gain (loss) on sale or disposal of real estate and other assets, net	21,710	27,119	(5,409)	13,710	3,062	10,648
Strategic Developments EBT	177,801	101,111	76,690	9,143	1,164	7,979

Consolidated Segment EBT
Total revenues	699,231	1,300,505	(601,274)	213,594	284,144	(70,550)
Total operating expenses	(495,349)	(840,514)	345,165	(113,511)	(149,173)	35,662
Segment operating income (loss)	203,882	459,991	(256,109)	100,083	134,971	(34,888)
Depreciation and amortization	(210,836)	(147,777)	(63,059)	(55,205)	(38,454)	(16,751)
Provision for impairment	(48,738)	—	(48,738)	—	—	—
Interest income (expense), net	(61,024)	(50,554)	(10,470)	(9,135)	(15,294)	6,159
Other income (loss), net	89	2,552	(2,463)	699	248	451
Equity in earnings (losses) from real estate and other affiliates	271,099	30,629	240,470	1,464	9,782	(8,318)
Gain (loss) on sale or disposal of real estate and other assets, net	59,942	27,113	32,829	13,710	3,062	10,648
Selling profit from sales-type leases	—	13,537	(13,537)	—	—	—
Gain (loss) on extinguishment of debt	(13,169)	4,851	(18,020)	(3)	4,851	(4,854)
Consolidated segment EBT	201,245	340,342	(139,097)	51,613	99,166	(47,553)

Corporate income, expenses and other items	(204,418)	(266,047)	61,629	(59,603)	(100,167)	40,564
Net income (loss)	(3,173)	74,295	(77,468)	(7,990)	(1,001)	(6,989)
Net (income) loss attributable to noncontrolling interests	(22,981)	(339)	(22,642)	1,344	(99)	1,443
Net income (loss) attributable to common stockholders	$(26,154)	$73,956	$(100,110)	$(6,646)	$(1,100)	$(5,546)
(a)Total revenues includes hospitality revenues of $35.2 million for the year ended December 31, 2020, $87.9 million for the year ended December 31, 2019, $7.3 million for the three months ended December 31, 2020, and $19.3 million for the three months ended December 31, 2019.
(b)Total operating expenses includes hospitality operating costs of $32.3 million for the year ended December 31, 2020, $60.2 million for the year ended December 31, 2019, $7.5 million for the three months ended December 31, 2020, and $13.9 million for the three months ended December 31, 2019.

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport District portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization, demolition costs; other income (loss); amortization; depreciation; development-related marketing cost; gain on sale or disposal of real estate and other assets, net; provision for impairment and equity in earnings from real estate and other affiliates. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets and Seaport District assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP Net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of segment EBT to NOI for Operating Assets and Seaport District has been presented in the tables below.

	Year Ended December 31,		Three Months Ended December 31,
thousands	2020	2019	2020	2019
Total Operating Assets segment EBT (a)	$(86,011)	$34,632	$(32,294)	$(3,507)

Add back:
Depreciation and amortization	162,324	115,499	46,845	30,609
Interest (income) expense, net	91,411	81,029	21,070	20,334
Equity in (earnings) losses from real estate and other affiliates	7,366	(3,672)	13,197	(477)
(Gain) loss on sale or disposal of real estate and other assets, net	(38,232)	—	—	—
(Gain) loss on extinguishment of debt	1,521	—	—	—
Selling profit from sales-type leases	—	(13,537)	—	—
Provision for impairment	48,738	—	—	—
Impact of straight-line rent	(7,630)	(9,007)	(3,045)	(1,096)
Other	99	671	(24)	412
Total Operating Assets NOI - Consolidated	179,586	205,615	45,749	46,275

Redevelopments
110 North Wacker	—	5	—	1
Total Operating Asset Redevelopments NOI	—	5	—	1

Dispositions
100 Fellowship Drive	(1,011)	(2,214)	1	(1,051)
Total Operating Asset Dispositions NOI	(1,011)	(2,214)	1	(1,051)

Consolidated Operating Assets NOI excluding properties sold or in redevelopment	178,575	203,406	45,750	45,225

Company's Share NOI - Equity Investees (b)	7,750	7,318	1,362	2,123
Distributions from Summerlin Hospital Investment	3,724	3,625	—	—

Total Operating Assets NOI	$190,049	$214,349	$47,112	$47,348
(a)Segment EBT excludes corporate expenses and other items that are not allocable to the segments.
(b)The Company's share of NOI related to 110 North Wacker is calculated using our stated ownership of 18% and does not include the impact of the partnership distribution waterfall.

	Year Ended December 31,		Three Months Ended December 31,
thousands	2020	2019	2020	2019
Total Seaport District segment EBT (a)	$(99,968)	$(59,242)	$(11,730)	$(12,464)

Add back:
Depreciation and amortization	41,602	26,381	6,777	6,668
Interest (income) expense, net	12,512	12,865	22	4,425
Equity in (earnings) losses from real estate and other affiliates	9,292	2,592	328	804
(Gain) loss on sale or disposal of real estate and other assets, net	—	6	—	—
(Gain) loss on extinguishment of debt	11,648	(4,851)	3	(4,851)
Impact of straight-line rent	2,801	1,634	441	(24)
Other (income) loss, net (a)	5,639	5,595	1,114	190
Total Seaport District NOI - Consolidated	(16,474)	(15,020)	(3,045)	(5,252)

Company's Share NOI - Equity Investees	(911)	(710)	(124)	(325)

Total Seaport District NOI	(17,385)	(15,730)	$(3,169)	$(5,577)
(a)Segment EBT excludes corporate expenses and other items that are not allocable to the segments.
(b)Includes miscellaneous development-related items as well as the loss related to the write-off of inventory due to the permanent closure of 10 Corso Como Retail and Café in the first quarter of 2020, and income related to inventory liquidation sales in the third quarter of 2020.